UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 31, 2011
Premier Exhibitions, Inc.
(Exact name of registrant as specified in its charter)

Florida	000-24452	20-1424922

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3340 Peachtree Road, N.E., Suite 900, Atlanta, Georgia	30326

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (404) 842-2600
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement
On October 31, 2011, Premier Exhibitions, Inc. (the “Company”) and Lincoln Park Capital Fund, LLC (“LPC”) entered into a Purchase Agreement dated such date (the “LPC Purchase Agreement”), whereby the Company has the right to sell, at its sole discretion, to LPC up to $10,000,000 of the Company’s common stock, subject to certain limitations, over a 36-month period (any such shares sold being referred to as the “Purchase Shares”). Pursuant to a registration rights agreement dated such date between the Company and LPC (the “Registration Rights Agreement”), the Company has agreed to file a registration statement related to the transaction with the SEC covering the Purchase Shares and the Commitment Shares (as defined below).
The LPC Purchase Agreement and the Registration Rights Agreement were entered into following the termination by mutual agreement of the Prior Purchase Agreement (defined below) and the Prior Registration Rights Agreement (defined below) providing for a substantially similar financing transaction between the Company and LPC. The Prior Purchase Agreement and the Prior Registration Rights Agreement were terminated by mutual agreement of the Company and LPC solely in order to enable the parties to reduce the maximum number of shares of the Company’s common stock issuable in connection with the proposed financing transaction. The LPC Purchase Agreement and the Registration Rights Agreement contain terms that are substantially identical to the Prior Purchase Agreement and the Prior Registration Rights Agreement, respectively, with the exception of providing for a lower maximum share issuance cap limiting the maximum number of shares issuable in connection with the financing transaction.
After the registration statement to be filed pursuant to the Registration Rights Agreement is declared effective by the SEC, the Company will generally have the right, but not the obligation, over a 36-month period, to direct LPC to periodically purchase the Purchase Shares in specific amounts under certain conditions at the Company’s sole discretion. The purchase price for the Purchase Shares will be the lower of (i) the lowest trading price on the date of sale or (ii) the arithmetic average of the three lowest closing sale prices for the common stock during the 12 consecutive business days ending on the business day immediately preceding the purchase date. In no event will Purchase Shares be sold to LPC below the floor price as defined in the LPC Purchase Agreement.
In consideration for entering into the LPC Purchase Agreement, the Company is required to issue up to 149,165 shares of common stock as commitment shares on a pro rata basis (the “Commitment Shares”) as the Company directs LPC to purchase the Company’s shares under the Purchase Agreement over the term of the agreement. The LPC Purchase Agreement may be terminated by the Company at any time at the Company’s discretion without any cost to the Company. The proceeds that may be received by the Company under the LPC Purchase Agreement are expected to be used for general corporate purposes, including working capital.
Under the LPC Purchase Agreement, the Company has agreed that, subject to certain exceptions, it will not, during the term of the LPC Purchase Agreement, effect or enter into an agreement to effect any issuance of common stock or securities convertible into, exercisable for or exchangeable for common stock in a “Variable Rate Transaction,” as defined in the LPC Purchase Agreement.
The Company has also agreed to indemnify LPC against certain losses resulting from its breach of any of its representations, warranties or covenants under the agreements with LPC.
Item 1.02 Termination of a Material Definitive Agreement
On October 19, 2011, the Company and LPC entered into a Purchase Agreement (the “Prior Purchase Agreement”) and a Registration Rights Agreement (the “Prior Registration Rights Agreement”), whereby the Company had the right to sell, at its sole discretion, to LPC up to $10,000,000 of the Company’s common stock, not to exceed 8,483,698 shares of common stock, over a 36-month period.

The Prior Purchase Agreement and Prior Registration Rights Agreement between the Company and LPC were terminated by mutual agreement of the parties on October 31, 2011. The Prior Purchase Agreement and the Prior Registration Rights Agreement were terminated by mutual agreement of the Company and LPC solely in order to enable the parties to reduce the maximum number of shares of the Company’s common stock issuable in connection with the proposed financing transaction.
Item 3.02 Unregistered Sales of Equity Securities.
The information set forth in Item 1.01 with respect to the LPC Purchase Agreement is hereby incorporated herein by reference. LPC is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). The issuance and sale of shares by the Company to LPC under the Purchase Agreement is exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended. The securities sold may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits

10.1	Purchase Agreement dated October 31, 2011, by and between Premier Exhibitions, Inc. and Lincoln Park Capital Fund, LLC

10.2	Registration Rights Agreement dated October 31, 2011, by and between Premier Exhibitions, Inc. and Lincoln Park Capital Fund, LLC

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Premier Exhibitions, Inc.
By:	/s/ Michael Little
Michael Little
Chief Financial Officer

Date: November 4, 2011

EXHIBIT INDEX

Exhibit No.	Description
10.1	Purchase Agreement dated October 31, 2011, by and between Premier Exhibitions, Inc. and Lincoln Park Capital Fund, LLC

10.2	Registration Rights Agreement dated October 31, 2011, by and between Premier Exhibitions, Inc. and Lincoln Park Capital Fund, LLC